UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Brookdale Senior Living Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Below are excerpts from the Company’s first quarter 2025 earnings conference call held on May 7, 2025 that may constitute soliciting material:
“. . . The board executed a planned leadership transition and initiated a search for a new CEO.”

“With our search well underway, we are focused on identifying a candidate with the proven experience and skills necessary to push continued operational improvements across our portfolio and the strategic vision to drive Brookdale into the next decade. By capitalizing on the intrinsic value of our owned real estate and by leveraging compelling industry dynamics, we are confident that the right leader will propel Brookdale to the next level.

To that end, Spencer Stuart, whom we initially contacted in late 2024 to aid in succession planning, has compiled a robust list of potential candidates that the CEO search committee is carefully evaluating. While we are eager to conclude this process, our priority is ensuring we identify the right leader to lead Brookdale in unlocking the company’s intrinsic value. We anticipate the search will take a minimum of six months.

In the meantime, I am honored to have been asked to serve as Interim CEO. Working closely with Dawn and Chad in the Office of the CEO, we are fully committed to managing day-to-day operations with the strength of the broader team while advancing Brookdale’s strategy.”

“In addition to the CEO transition, the board continued its proactive refreshment by appointing two new
Independent Directors who bring expertise and insights that are already adding value. Josh Hausman is a seasoned healthcare investor, and Mark Fioravanti is a veteran leader in hospitality and real estate. Additionally, we announced that long-term Director Frank Bumstead will not seek reelection at the 2025 Annual Meeting of Stockholders. We are grateful for Frank’s many contributions to Brookdale.

This ongoing update to our board, with four new independent directors appointed over the past 12 months, underscores our commitment to infusing fresh expertise and diverse perspectives. When Frank steps down at our annual meeting, our board will have an average tenure of less than four years. The board, the management team, and I, as Interim CEO, are dedicated to executing Brookdale’s strategy and to delivering meaningful shareholder value.”

“. . . We started late last fall working with Spencer Stuart outlining succession planning that the company might need. And so, when we are looking at the candidates, which we’ve already had a good look at about, I think, 15 or 16 candidates already, and the board search committee is in the process of narrowing those down into the ones that we want to interview and to push forward through the process.

So, we are really looking for someone that can give us the operational expertise because we do believe there is a lot more work that can be done on the operations down in the community level, while at the same time getting someone that has the strategic vision that can really propel Brookdale into the future, that can look out and see what Brookdale will be in 5 to 10 years.”

“. . . The office of the CEO, Chad and I are on the ground working through with the operations team and the back office to ensure that we haven’t lost focus, to ensure that we are meeting regularly in order to make sure that we have visibility into the results as we’re looking at the operational deployment of some of the strategies that Denise talked about.

The broader team is very excited and very engaged, and I think that as a management group, we are very focused on moving forward. And again, that is the day-to-day with Chad and I. Denise is in the office every day as well, focusing a lot on that high level and moving forward with some of the initiatives that she talked about as well, and making sure that the teams are motivated and have the tools that they need in order to move forward.”

“On the CEO search, we think it will take six months.”

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
On April 30, 2025, the Company filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s Annual Meeting. Prior to the Annual Meeting, the Company will file a definitive proxy statement (the “Definitive Proxy Statement”) together with a BLUE proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Preliminary Proxy Statement, Definitive Proxy Statement, any amendments or supplements thereto and any other documents (including the BLUE proxy card) when filed by the Company with the SEC at the SEC’s website (http://www.sec.gov) or at the Company’s website at https://brookdaleinvestors.com or by contacting Chad White, Executive Vice President, General Counsel and Secretary, by phone at (615) 221-2250, by email at CWhite@brookdale.com or by mail at Brookdale Senior Living Inc., 105 Westwood Place, Suite 400, Brentwood, TN 37027.

CERTAIN INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain of its executive officers and other employees may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from stockholders in connection with the Annual Meeting. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Preliminary Proxy Statement. The holdings of such participants in the Company’s securities is described in the Amendment No. 1 to the Annual Report on Form 10-K/A filed on April 29, 2025. These filings can be found at the SEC’s website at www.sec.gov. Additionally, Jessica Hazel, Vice President of Investor Relations may be deemed a participant in the solicitation. Ms. Hazel is the beneficial owner of 44,439 shares of common stock. More detailed and updated information regarding the identity of participants in the solicitation, and their direct or indirect interests (by security holdings or otherwise), will be set forth in the Proxy Statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.